Exhibit 99.1

REGENCY ENERGY PARTNERS LP UNITHOLDERS APPROVE MERGER WITH ENERGY TRANSFER PARTNERS, L.P.

DALLAS, TX – April 28, 2015 – Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP”) and Regency Energy Partners LP (NYSE: RGP) (“Regency”) today announced that at a special meeting of Regency unitholders held earlier today, the unitholders voted to adopt the Agreement and Plan of Merger dated as of January 25, 2015, as amended (the “Merger Agreement”), by and among Regency, ETP, their respective general partners, certain wholly owned subsidiaries of ETP, ETE GP Acquirer LLC and, solely for certain provisions therein, Energy Transfer Equity, L.P. (NYSE: ETE) (“ETE”), pursuant to which Regency will become a wholly owned subsidiary of ETP.

Based on the results, 99.6% of the units voted at the special meeting voted in favor of adoption of the Merger Agreement. The votes in favor of the Merger Agreement constituted more than a majority of Regency’s units outstanding as of the record date, as required for adoption of the Merger Agreement.

The merger is expected to close on April 30, 2015.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently owns and operates approximately 35,000 miles of natural gas and natural gas liquids pipelines. ETP owns 100% of Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP owns 100% of Sunoco, Inc. and 100% of Susser Holdings Corporation. Additionally, ETP owns the general partner, 100% of the incentive distribution rights and approximately 43% of the limited partner interests in Sunoco LP (formerly Susser Petroleum Partners LP) (NYSE: SUN), a wholesale fuel distributor and convenience store operator. ETP’s general partner is owned by ETE. For more information, visit ETP’s website at www.energytransfer.com.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, master limited partnership engaged in the gathering and processing, compression, treating and transportation of natural gas; the transportation, fractionation and storage of natural gas liquids; the gathering, transportation and terminaling of oil (crude and/or condensate) received from producers; and the management of coal and natural resource properties in the United States. Regency’s general partner is owned by ETE. For more information, please visit Regency’s website at www.regencyenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Regency cannot give any assurance that expectations about future events will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These risks and uncertainties include the risks that the proposed transaction may not be consummated. These and other risks and uncertainties are discussed in more detail in filings made by ETP and Regency with the Securities and Exchange Commission (the “SEC”), which are available to the public. Regency undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND THE REGISTRATION STATEMENT REGARDING THE TRANSACTION CAREFULLY. These documents, and any other documents filed by ETP or Regency with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus by phone, e-mail or written request by contacting the investor relations department of ETP or Regency at the following:

Energy Transfer Partners, L.P. 3738 Oak Lawn Ave. Dallas, TX 75219 Attention: Investor Relations Phone: 214-981-0700	Regency Energy Partners LP 2001 Bryan Street, Suite 3700 Dallas, TX 75201 Attention: Investor Relations Phone: 214-840-5477

Participants in the Solicitation

ETP, Regency and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the directors and executive officers of ETP is contained in ETP’s Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015. Information regarding the directors and executive officers of Regency is contained in Regency’s Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 27, 2015. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed merger are included in the proxy statement/prospectus.

Contacts:

Investor Relations:

Energy Transfer

Brent Ratliff

Vice President, Investor Relations

214-981-0700

Regency Energy Partners LP

Lyndsay Hannah

Director, Finance & Investor Relations

214-840-5477

Media Relations:

Vicki Granado

Granado Communications Group

Office: 214-599-8785

Cell: 214-498-9272

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